EXHIBIT 10(e)(19)

Annual Performance Incentive Plan for 2009 (“APIP”) for Second Half 2009

Under the 2009 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee previously approved an incentive target opportunity for the second half of 2009, expressed as a percentage of base salary, for each participating officer. The Committee established overall threshold, base, target and maximum measures of performance for the second half of 2009 APIP at its July 2009 meeting. The performance measures and weightings for the second half of 2009 were Cash Flow from Operations (65%) and Earnings per Share (35%). Certain additional goals were established for some officers based on business unit goals.

The performance against the second half 2009 APIP goals was as follows: on an adjusted basis, earnings per share and cash flow from operations exceeded maximum, resulting in an overall factor of 175% for the second half of 2009. These results, when combined with the previously approved results for the first half of 2009, yield a total payment of 150% of target for full fiscal 2009.